Exhibit 99.1
                                  ------------


COMMODORE

                                                                    NEWS RELEASE



For release:  Immediate
Contact: James M. DeAngelis -   (212) 308-5800



                      Commodore Applied Technologies, Inc.

o        Environmental Data Acquisitiono Management Contract in Oak Ridge, TN
         o        Commodore backlog over $5 million on EDAM Contract
o        CASI awarded WESKEM Sample Management Contract
o        FFTF Protest Continues



NEW YORK, NY - March 16, 2005 - Commodore  Applied  Technologies,  Inc.  (OTCBB:
CXII), today announced that the first several months of execution of the EDAM contract at Oak Ridge, TN by its wholly owned subsidiary Commodore Advanced Sciences, Inc. (CASI) have been very successful, and the prospects for replicating that service at other DOE sites are good. The contract involves environmental monitoring and data management for the Department of Energy's Oak Ridge, TN site, and has a duration of four years.

Commodore Chairman and CEO Dr. Shelby Brewer stated: "Commodore mobilized quickly. We now have 13 Commodore field vehicles, and 40 new employees. The contract is more robust than we originally forecasted. The 2005 backlog alone now in excess of approximately $5,400,000." Dr. Brewer further stated: "We are getting high marks from our client, Bechtel-Jacobs. We have received a similar scope of work from Duratek, and both of these efforts are proceeding nicely."

                                     -more-

     150 East 58th Street, Suit 3238 New York, New York 10155 212.308.5800
                      Fax: 212.753.0731 www.commodore.com

                                                                CXII Update EDAM
                                                                  March 16, 2005
                                                                          Page 2

Dr. Brewer continued: "Although Oak Ridge is unique in terms of rain fall runoff, the same environmental mapping monitoring service is applicable to other sites where it is important to track the migration of important isotopes. We plan to standardize this service, and to offer it to other sites."

CASI has also been awarded a one year, renewable contract beginning in February 2005 with WESKEM LLC., of Oak Ridge to support their sampling efforts with the Waste Disposition Services Project. Services required to meet the needs of this project are: (i) Assistance with the preparation of analytical statement of works (SOW), (ii) Maintenance of laboratory performance metrics, (iii) Procurement of best value laboratories, (iv) Performance of contract verification of data, and (v) Tracking of samples and sample residue. On December 27, 2004, the Bechtel Jacobs Company LLC, directed WESKEM, LLC to begin using the sample management services provided by CASI. Dr. Brewer said: "this part of Commodore's portfolio is growing rapidly, and further prompts us to market the service to other DOE sites, and indeed to military and commercial sites."


Additionally, Dr. Brewer also commented on the Fast Flux Test Facility deactivation project. Dr, Brewer stated: "The project is still grid-locked in protests and prospective litigation regarding the award made by DOE in Fall of 2004. At the same time, it appears that the President's Budget for FY 2006 will curtail mission critical activities elsewhere on the Hanford site, and several agencies have recommended that the FFTF plans be truncated after fuel disposition and sodium treatment activities are complete, and that savings from FFTF be reprogrammed to these other critical site activities. These circumstances present an opportunity for Commodore, in that our SET technology can complete the sodium work quicker, cheaper, safer, and more flexibly than competing technologies."

                                     -more-



     150 East 58th Street, Suit 3238 New York, New York 10155 212.308.5800
                      Fax: 212.753.0731 www.commodore.com

                                                                CXII Update EDAM
                                                                  March 16, 2005
                                                                          Page 3



Commodore Applied Technologies, Inc. is a diverse technical solutions company focused on high-end environmental markets. The Commodore family of companies includes subsidiaries Commodore Solution Technologies and Commodore Advanced Sciences. The Commodore companies provide technical engineering services and patented remediation technologies designed to treat hazardous waste from nuclear and chemical sources. More information is available on the Commodore web site at www.commodore.com.


This Press Release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which Commodore Applied Technologies, Inc. and its subsidiaries operate. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Commodore's actual results to be materially different from any future results expressed or implied by these statements. Actual results may differ materially from what is expressed in these statements, and no assurance can be given that Commodore can successfully implement its core business strategy and improve future earnings.

The factors that may cause Commodore's actual results to differ from its forward-looking statements include: Commodore's current critical need for additional cash to sustain existing operations and meet ongoing existing obligations and capital requirements; Commodore's ability to implement its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the clean-up of waste sites administered by it; the acceptance and implementation of Commodore's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Commodore's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.


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     150 East 58th Street, Suit 3238 New York, New York 10155 212.308.5800
                      Fax: 212.753.0731 www.commodore.com